Exhibit 10.21

GENERAL CONDITIONS OF THE

CONTRACT BETWEEN

OWNER AND DESIGN/BUILDER

ARTICLE 1—DEFINITIONS

1.01	Defined Terms

A. Wherever used in these General Conditions or in the other Contract Documents the following terms have the meanings indicated which are applicable to both the singular and plural thereof:

1. Agreement—The Agreement Between OWNER and DESIGN/BUILDER on the Basis of a Stipulated Price covering the Work. Other Contract Documents are incorporated into the Agreement and made a part thereof as provided therein.

2. Application for Payment—The form that is substantially similar to Exhibit I which is to be used by DESIGN/BUILDER in requesting progress or final payments and which is to be accompanied by such supporting documentation as is required by the Contract Documents.

3. Asbestos—Any material that contains more than one percent (1%) asbestos and is friable or is releasing asbestos fibers into the air above current action levels established by the United States Occupational Safety and Health Administration.

4. Bond—Performance or payment bond or other instrument of security.

5. Change Order—A written order which is signed by the appointed individual in Article 9 representing the DESIGN/BUILDER and OWNER which authorizes an addition, deletion or revision in the Work, or an adjustment in the Contract Price or the Contract Times, issued on or after the Effective Date of the Agreement.

6. Construction—The performing or furnishing of labor, the furnishing and incorporating of materials and equipment into the Work and the furnishing of services (other than Design Professional Services) and documents, all as required by the Contract Documents. Construction includes the materials and equipment incorporated into the Project.

7. Construction Subagreement—A written agreement between DESIGN/BUILDER and a construction contractor for provision of Construction.

8. Contract Documents—The Agreement and related exhibits, the Notice to Proceed, these General Conditions, the Specifications and the Drawings together with all Change Orders, and Written Amendments, issued on or after the Effective Date of the Agreement.

9. Contract Price—The moneys payable by OWNER to DESIGN/BUILDER for completion of the Work in accordance with the Contract Documents.

10. Contract Times—The number of days or the dates stated in the Agreement (i) to achieve Substantial Completion, and (ii) to complete the Work so that it is ready for final payment in accordance with paragraph 13.08.

11. defective—An adjective which when modifying the term Construction refers to Construction that is unsatisfactory, faulty or deficient, in that it does not conform to the Contract Documents, or does not meet the requirements of any inspection, reference standard, test or approval referred to in the Contract Documents, or has been damaged prior to OWNER’s final payment.

12. DESIGN/BUILDER—ICM, Inc., a Kansas corporation.

13. Design Subagreement—A written agreement between DESIGN/BUILDER and a design professional for provision of Design Professional Services.

14. Design Professional Services—Services provided by or for licensed design professionals during Construction, or operational phases of the Project, including the development of drawings, Specifications, and other design submittals specified by the Contract Documents and required to be performed by licensed design professionals.

15. Drawings—Those portions of the Contract Documents prepared by or for DESIGN/BUILDER and approved by OWNER consisting of drawings, diagrams, illustrations, schedules and other data which show the scope, extent, and character of the Work.

16. Effective Date of the Agreement—The date indicated in the Agreement on which it becomes effective, but if no such date is indicated it means the date on which the Agreement is signed and delivered by the last of the two parties to sign and deliver.

17. Engineer—A duly licensed individual or entity designated by DESIGN/BUILDER to perform or furnish specified Design Professional Services in connection with the Work.

18. Hazardous Condition—The presence at the Site of Asbestos, Hazardous Waste, PCB’s, Petroleum Products or Radioactive Materials in such quantities or circumstances that there is a danger to persons or property.

19. Hazardous Waste—The term Hazardous Waste shall have the meaning provided in Section 1004 of the Solid Waste Disposal Act (42 USC Section 6903).

20. Laws and Regulations; Laws or Regulations—Any and all applicable laws, rules, regulations, ordinances, codes, permits, and orders of any and all governmental bodies, agencies, authorities and courts having jurisdiction.

21. Liens—Charges, security interests or encumbrances upon real property or personal property.

22. Notice to Proceed—A written notice given by OWNER to DESIGN/BUILDER fixing the date on which the Contract Times will commence to run in accordance with paragraph 2.01.

23. OWNER—Liberty Renewable Fuels, LLC, a Delaware limited liability company.

24. PCBs—Polychlorinated biphenyls.

25. Petroleum—Petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute), such as oil, petroleum, fuel oil, oil sludge, oil refuse, gasoline, kerosene, and oil mixed with other non-Hazardous Wastes and crude oils.

26. Project—The Construction to be provided under the Contract Documents as provided in paragraph 1.01 of the Agreement.

27. Punch List Items—The miscellaneous items in the scope of the Project that are not required for the Project to be operational and that remain to be completed by DESIGN/BUILDER after Substantial Completion and before Final Completion. Development of the Punch List Items shall require the joint participation of Design/Builder and Owner.

28. Radioactive Material—Source, special nuclear, or byproduct material as defined by the Atomic Energy Act of 1954 (42 USC Section 2011 et seq.) as amended from time to time.

29. Schedule of Values—A schedule prepared by DESIGN/BUILDER indicating that portion of the Contract Price to be paid for each major component of the Work.

30. Site—Lands or other areas designated in the Contract Documents as being furnished by OWNER for the performance of the Construction, storage, or access.

31. Specifications—Those portions of the Contract Documents prepared by or for DESIGN/BUILDER and approved by OWNER consisting of written technical descriptions of materials, equipment, construction systems, standards and workmanship as applied to the Construction and certain administrative details applicable thereto.

32. Subcontractor—An individual or entity other than a Supplier or Engineer having a direct contract with DESIGN/BUILDER or with any other Subcontractor for the performance of a part of the Work.

33. Substantial Completion—The time at which the Construction (or a specified part) has progressed to the point where it is sufficiently complete, in accordance with the Contract Documents, and when grain is introduced to the hammer mills at a rate of fifty percent (50%) average rate over a three (3) day period with measurable output of ethanol and distiller’s grains. The terms “substantially complete” and “substantially completed” as applied to the Construction refer to Substantial Completion of Construction.

34. Supplier—A manufacturer, fabricator, supplier, distributor, materialman or vendor having a direct contract with DESIGN/BUILDER or with any Subcontractor to furnish materials or equipment to be incorporated in the Work by DESIGN/BUILDER or any Subcontractor.

35. Work—The entire completed construction or the various separately identifiable parts thereof required to be performed or furnished under the Contract Documents. Work includes and is the result of performing or furnishing Design Professional Services and Construction required by the Contract Documents.

36. Written Amendment—A written amendment of the Contract Documents, signed by OWNER and DESIGN/BUILDER on or after the Effective Date of the Agreement.

ARTICLE 2—PRELIMINARY MATTERS

2.01	Commencement of Contract Times; Notice to Proceed

A. The Contract Times will commence to run on the day indicated in the Notice to Proceed; provided, however, in no case shall the Contract Times commence to run before the later of the date (i) Notice to Proceed is delivered pursuant to paragraph 11.09 of the Agreement, (ii) the entire amount of the down payment is paid pursuant to paragraph 4.01A of the Agreement, (iii) all necessary underground utilities have been installed at the Site, and (iv) all fill material is placed and a level, buildable Site is delivered to DESIGN/BUILDER. A Notice to Proceed may be given at any time within the period of time set forth in Section 11.09 of the Agreement.

2.02	Starting the Work

A. DESIGN/BUILDER shall start to perform the Work on the date when the Contract Times commence to run.

2.03	Preliminary Schedules and Proof of Insurance

A. A preliminary progress schedule indicating the times (number of days or dates) for starting and completing the various stages in the design and construction of the Work is attached as Exhibit J. A preliminary Schedule of Values for all of the Work, which includes quantities and prices of items aggregating the Contract Price, subdivides the Work into component parts to serve as the basis for progress payments during performance of the Work and includes a pro rata amount of overhead and profit applicable to each item of Work is attached as Exhibit F.

B. Before any Work is started, DESIGN/BUILDER and OWNER shall each deliver to the other, with copies to each additional insured, certificates of insurance (and other evidence of insurance which either of them or any additional insured may reasonably request) which DESIGN/BUILDER and OWNER respectively are required to purchase and maintain in accordance with paragraphs 5.02.A, 5.04.A and 5.04.B.

ARTICLE 3—CONTRACT DOCUMENTS: INTENT, AMENDING, REUSE

3.01	Intent

A. The Contract Documents comprise the entire agreement between OWNER and DESIGN/BUILDER concerning the Work. The Contract Documents are complementary; what is called for by one is as binding as if called for by all. The Contract Documents will be construed in accordance with the laws of the State of Michigan. Except as otherwise required by applicable Laws and Regulations, the Contract Documents shall govern the obligations of the parties regarding the Work and Project.

B. It is the intent of the Contract Documents to describe a functionally complete Project to be designed and constructed in accordance with the Contract Documents. Any Work, materials or equipment that may reasonably be inferred from the Contract Documents or from prevailing custom or trade usage as being required to produce the intended result will be furnished and performed whether or not specifically called for. When words or phrases which have a well-known technical or construction industry or trade meaning are used to describe work, materials or equipment, such words or phrases shall be interpreted in accordance with that meaning.

3.02	References

A. Reference to standards, specifications, manuals or codes of any technical society, organization or association, or to the Laws or Regulations of any governmental authority, whether such reference be specific or by implication, shall mean the latest standard, specification, manual, code or Laws or Regulations in effect on the Effective Date of the Agreement except as may be otherwise specifically stated in the Contract Documents.

B. No provision of any standard, specification, manual, code or instruction shall be effective to change the duties and responsibilities of OWNER, DESIGN/BUILDER or any of their subcontractors, consultants, agents, or employees from those set forth in the Contract Documents, nor shall it be effective to assign to OWNER any duty or authority to supervise or direct the furnishing or performance of the Work or any duty or authority to undertake responsibility inconsistent with the provisions of Article 8 or any other provision of the Contract Documents.

C. Title headings contained in the Contract Documents are for convenience and reference only and are not to be construed as limiting or extending the meaning of any of its provisions. All dollar figures shall mean the lawful currency of the United States of America, unless expressly stated otherwise. Words importing the singular, include the plural, and vice versa. Words importing the masculine gender, include the feminine and neuter, and vice versa. Words importing persons, include firms or corporations, and vice versa, as the context or reference requires. Any and all measurements including, but not limited to, dimensions, calculations, volumes and weights shall be in U.S. units of measurement.

3.03	Amending and Supplementing Contract Documents

A. The Contract Documents may be amended to provide for additions, deletions and revisions in the Work or to modify the terms and conditions thereof in one or more of the following ways:

1.	A Change Order; or

2.	A formal Written Amendment.

3.04	Reuse of Documents

A. All documents including Drawings and Specifications prepared or furnished by DESIGN/BUILDER pursuant to the Contract Documents are instruments of service in respect of the Project and DESIGN/BUILDER shall retain ownership and property interest therein whether or not the Project is completed. OWNER may make and retain copies for information and reference in connection with the use and occupancy of the Project by OWNER and others; however, such documents are not intended or represented to be suitable for reuse by OWNER or on any other project. Any reuse without written verification or adaptation by DESIGN/BUILDER for the specific purpose intended will be at OWNER’s sole risk and without liability or legal exposure to DESIGN/BUILDER, and OWNER shall indemnify and hold harmless DESIGN/BUILDER from all claims, damages, losses and expenses including attorneys’ fees arising out of or resulting therefrom.

B. All documents including Drawings and Specifications prepared or furnished by DESIGN/BUILDER pursuant to the Contract Documents are subject to the use and disclosure restrictions set forth in the License Agreement attached to the Agreement as Exhibit K. The parties shall execute and deliver such License Agreement in connection with the execution and delivery of the Agreement. Nothing contained in paragraph 3.04.A. shall be construed or interpreted as granting OWNER any rights or interest in the proprietary property of DESIGN/BUILDER except as provided in Exhibit K attached to the Agreement.

ARTICLE 4—AVAILABILITY OF LANDS; DIFFERING SITE CONDITIONS; REFERENCE POINTS; HAZARDOUS CONDITIONS

4.01	Availability of Lands

A. OWNER shall furnish the Site upon which the Construction is to be performed, and rights-of-way and easements for access thereto.

B. Upon reasonable written request, OWNER shall furnish DESIGN/BUILDER with a correct statement of record legal title and legal description of the Site upon which the Construction is to be performed and OWNER’s interest therein. OWNER shall identify any encumbrances or restrictions not of general application but specifically related to use of the Site so furnished with which DESIGN/BUILDER will have to comply in performing the Work. Any and all easements necessary for the Work will be obtained and paid for by OWNER.

C. OWNER shall provide such lands and access thereto that may be reasonably required by DESIGN/BUILDER for temporary construction facilities or storage of materials and equipment.

4.02	Differing Site Conditions

A. DESIGN/BUILDER shall promptly, and before the conditions are disturbed, give a written notice to OWNER of (i) subsurface or latent physical conditions at the Site which differ materially from those indicated in the OWNER’s geotechnical report for the Project site or the land and grading specifications listed in Exhibit L, or (ii) unknown physical conditions at the Site, of an unusual nature, which differ materially from those ordinarily encountered and generally recognized as inhering in work of the character called for by the Contract Documents.

B. OWNER will investigate the site conditions promptly after receiving the notice. If the conditions do materially so differ and cause an increase in the DESIGN/BUILDER’s cost of or time in performing any part of the Work, an equitable adjustment shall be made under this clause and the Contract Times and/or Contract Price modified in writing by Change Order in accordance with Article 9.

C. No request by DESIGN/BUILDER for an equitable adjustment under this paragraph 4.02 shall be allowed unless DESIGN/BUILDER has given the written notice required; provided that the time prescribed in paragraph 9.02.A for giving written notice may be extended by OWNER.

4.03	Reference Points

A. DESIGN/BUILDER shall be responsible for laying out the Construction and shall protect and preserve the reference points established by OWNER pursuant to paragraph 8.01.A.4.e and shall make no changes or relocations without the prior written approval of OWNER. DESIGN/BUILDER shall report to OWNER whenever any reference point or property monument is lost or destroyed or requires relocation because of necessary changes in grades or locations, and shall be responsible for the accurate replacement or relocation of such reference points or property monuments by professionally qualified personnel.

4.04	Hazardous Conditions

A. OWNER represents and warrants that to the best of its knowledge there is no Hazardous Condition or materials that could create a Hazardous Condition existing at the Site as of the Effective Date of the Agreement that has not been disclosed in writing to DESIGN/BUILDER and that OWNER or OWNER’s officers, directors, employees, agents, other consultants or subcontractors shall not bring to the Site during the term of the Agreement any materials creating a Hazardous Condition. OWNER will be responsible for any Hazardous Condition encountered at the Site which was not identified in the Contract Documents to be within the scope of the Work. OWNER shall not be responsible for materials creating a Hazardous Condition brought to the Site by DESIGN/BUILDER, or its officers, directors, employees, agents, other consultants, Subcontractors, Suppliers or anyone else for whom DESIGN/BUILDER is responsible.

B. DESIGN/BUILDER and any affected Subcontractor shall immediately (i) stop all Construction in connection with such Hazardous Condition and in any area affected thereby (except in an emergency as required by paragraph 6.15), and (ii) notify OWNER (and thereafter confirm such notice in writing). OWNER shall promptly determine the necessity of retaining a qualified expert to evaluate such Hazardous Condition or take corrective action, if any. DESIGN/BUILDER shall not be required to resume Construction in connection with such Hazardous Condition or in any such affected area until after OWNER has obtained any required permits related thereto and delivered to DESIGN/BUILDER special written notice (i) specifying that such Hazardous Condition and any affected area is or has been rendered safe for the resumption of Construction, or (ii) specifying any special conditions under which such Construction may be resumed safely. If OWNER and DESIGN/BUILDER cannot agree as to entitlement to or the amount or extent of an adjustment, if any, in the Contract Times and/or Contract Price as a result of such Construction stoppage or such special conditions under which Construction is agreed by DESIGN/BUILDER to be resumed, either party may make a claim therefore as provided in Article 9.

C. To the fullest extent permitted by Laws and Regulations, OWNER shall indemnify and hold harmless DESIGN/BUILDER, Subcontractors, Suppliers, Engineers and the officers, directors, employees, agents, other consultants and subcontractors of each and any of them from and against all claims, costs, losses and damages (including reasonable attorneys’ and accountants’ fees) arising out of or resulting from such Hazardous Condition. Nothing in this paragraph 4.04.C shall obligate OWNER to indemnify any individual or any entity, including DESIGN/BUILDER, from and against the consequences of that individual’s or entity’s own negligence or willful misconduct. OWNER shall not be obligated to indemnify or hold harmless DESIGN/BUILDER, Subcontractors, Suppliers or any other individual or any entity for any such claim, cost, loss or damage arising out of or resulting from materials creating a Hazardous Condition brought to the Site by DESIGN/BUILDER, Subcontractors, Suppliers or any other party for whom DESIGN/BUILDER is responsible.

ARTICLE 5—BONDS AND INSURANCE

5.01	Performance, Payment or Other Bond

A. DESIGN/BUILDER shall not be required to furnish a performance, payment or any other Bond; however, DESIGN/BUILDER shall work and cooperate in good faith with OWNER and any financial partner or lending institution in an effort to satisfy any such lender’s requirements with regard to performance of the Work.

5.02	DESIGN/BUILDER’s Liability Insurance

A. DESIGN/BUILDER shall purchase and maintain such Commercial General Liability (subject to customary exclusions in respect of professional liability), Automobile Liability and Worker’s Compensation insurance as is appropriate for the Work being performed and furnished and as will provide protection from claims set forth below which may arise out of or result from DESIGN/BUILDER’s performance and furnishing of the Work and DESIGN/BUILDER’s other obligations under the Contract Documents, whether it is to be performed or furnished by DESIGN/BUILDER, any Subcontractor or Supplier, or by anyone directly or indirectly employed by any of them to perform or furnish any of the Work, or by anyone for whose acts any of them may be liable:

1. Claims under workers’ compensation, disability benefits and other similar employee benefit acts;

2. Claims for damages because of bodily injury, occupational sickness or disease, or death of DESIGN/BUILDER’s employees;

3. Claims for damages because of bodily injury, sickness or disease, or death of any person other than DESIGN/BUILDER’s employees;

4. Claims for damages insured by customary personal injury liability coverage which are sustained (i) by any person as a result of an offense directly or indirectly related to the employment of such person by DESIGN/BUILDER, or (ii) by any other person for any other reason;

5. Claims for damages, other than to the Work itself, because of injury to or destruction of tangible property wherever located other than claims under paragraph 5.02.A.7. below, including loss of use resulting therefrom;

6. Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle; and

7. Claims for professional errors and omissions arising from the Design Professional Services provided for the Project.

B. The policies of insurance required by paragraph 5.02.A shall:

1. With respect to insurance required by paragraphs 5.02.A.3 through 5.02.A.6 inclusive, include as additional insureds OWNER and any other persons or entities identified in writing by OWNER, all of whom shall be listed as additional insureds, and include coverage for the respective officers and employees of all such additional insureds;

2. Include at least the specific coverages and be written for not less than the limits of liability set forth in Exhibit D or required by Laws or Regulations, whichever is greater;

3. Include completed operations insurance;

4. Include contractual liability insurance covering DESIGN/BUILDER’s indemnity obligations under paragraphs 6.10 and 6.18;

5. Contain a provision or endorsement that the coverage afforded will not be cancelled, materially changed or renewal refused until at least thirty (30) days prior written notice has been given to OWNER and each other additional insured to whom a certificate of insurance has been issued (and the certificates of insurance furnished by DESIGN/BUILDER pursuant to paragraph 5.08.B will so provide);

6. Remain in effect at least until final payment and at all times thereafter when DESIGN/BUILDER may be correcting, removing or replacing defective Construction in accordance with paragraphs 12.06 and 12.07;

7. With respect to completed operations insurance, remain in effect for at least one year after final payment (and DESIGN/BUILDER shall furnish OWNER and each other additional insured to whom a certificate of insurance has been issued evidence satisfactory to OWNER and any such additional insured of continuation of such insurance at final payment); and

8. DESIGN/BUILDER shall maintain in effect all insurance coverage required under this paragraph at DESIGN/BUILDER’S sole expense with insurance companies (and policies) approved by OWNER. If DESIGN/BUILDER fails to obtain or maintain any insurance coverage required under this Agreement, the OWNER may purchase such coverage and charge the expense to DESIGN/BUILDER, or terminate this Agreement for cause in accordance with paragraph 14.02 below.

5.03	OWNER’s Liability Insurance

A. In addition to the insurance required to be provided by DESIGN/BUILDER under paragraph 5.02, OWNER, at OWNER’s option, may purchase and maintain at OWNER’s expense OWNER’s own liability insurance as will protect OWNER against claims which may arise from operations under the Contract Documents.

5.04	Property Insurance

A. OWNER shall purchase and maintain property insurance upon the Construction at the Site in the amount of the full replacement cost thereof at OWNER’s sole expense with insurance companies (and policies) approved by DESIGN/BUILDER. This insurance will:

1. Include the interests of OWNER, DESIGN/BUILDER, Subcontractors, and any other persons or entities listed as an insured or additional insured;

2. Be written on a Builder’s Risk “all-risk” or equivalent policy form that shall at least include insurance for physical loss and damage to the Construction, temporary buildings, falsework and all materials and equipment in transit, and shall insure against at least the following perils or causes of loss: fire, lightning, extended coverage, theft, vandalism and malicious mischief, earthquake, collapse, debris removal, demolition occasioned by enforcement of Laws and Regulations, water damage, flood, system testing, and such other perils or causes of loss as may be agreed in writing by DESIGN/BUILDER and OWNER;

3. Include expenses incurred in the repair or replacement of any insured property (including but not limited to fees and charges of engineers and architects);

4. Cover materials and equipment stored at the Site or at another location that was agreed to in writing by OWNER prior to being incorporated in the Construction, provided that such materials and equipment have been included in an Application for Payment approved by OWNER;

5. Be maintained in effect until final payment is made unless otherwise agreed to in writing by OWNER and DESIGN/BUILDER with thirty (30) days written notice to each other additional insured to whom a certificate of insurance has been issued; and

B. OWNER shall purchase and maintain such boiler and machinery insurance or additional property insurance as DESIGN/BUILDER may reasonably require or required by Laws and Regulations which will include the interests of OWNER, DESIGN/BUILDER, Subcontractors, and other individuals and entities listed as an insured or additional insured.

C. All the policies of insurance (and the certificates or other evidence thereof) required to be purchased and maintained by OWNER in accordance with paragraph 5.04 will contain a provision or endorsement that the coverage afforded will not be cancelled or materially changed or renewal refused until at least thirty (30) days prior written notice has been given to DESIGN/BUILDER and to each other additional insured to whom a certificate of insurance has been issued.

D. OWNER shall not be responsible for purchasing and maintaining any property insurance to protect the interests of DESIGN/BUILDER, Subcontractors, Suppliers, Engineers or others in the Work to the extent of the deductible amounts. The risk of loss within such deductible amounts will be borne by the party at fault for such loss and if DESIGN/BUILDER, Subcontractor or others wishes property insurance coverage within the limits of such deductible amount, each may purchase and maintain it at it’s own expense.

E. If DESIGN/BUILDER requests in writing that other special insurance be included in the property insurance policies provided under paragraph 5.04, OWNER shall, if possible, include such insurance, and the cost thereof will be charged to DESIGN/BUILDER by appropriate Change Order or Written Amendment. Prior to commencement of the Work at the Site, OWNER shall in writing advise DESIGN/BUILDER whether or not such other insurance has been procured by OWNER.

5.05	Waiver of Subrogation Rights

A. OWNER and DESIGN/BUILDER intend that all policies purchased in accordance with paragraph 5.04 will protect OWNER, DESIGN/BUILDER, Engineers, Subcontractors, others who may have a financial interest in the Project, and all other individuals or entities listed as insureds or additional insureds in such policies and will provide primary coverage for all losses and damages caused by the perils or causes of loss covered thereby. All such policies shall contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against any of the insureds or additional insureds thereunder. Each party waives all rights against the other party and its officers, directors, employees, members, and agents for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss covered by such policies and any other property insurance applicable to the Work.

5.06	Receipt and Application of Proceeds

A. Any insured loss under the policies of insurance required by paragraph 5.04 will be adjusted with OWNER and made payable to OWNER as fiduciary for the benefit of insureds, as their interests may appear, subject to the requirements of paragraph 5.06.B. OWNER shall deposit in a separate account any money so received, and shall distribute it in accordance with such agreement as the parties in interest may reach. If no other special agreement is reached the damaged Work shall be repaired or replaced, the moneys so received applied on account thereof and the Work and the cost thereof covered by an appropriate Change Order or Written Amendment.

B. OWNER as fiduciary shall have power to adjust and settle any loss with the insurers unless one of the parties in interest shall object in writing within fifteen (15) days after the occurrence of loss to OWNER’s exercise of this power. If such objection be made, OWNER as fiduciary shall make settlement with the insurers in accordance with such agreement as the parties in interest may reach. If no such agreement among the parties in interest is reached, OWNER as fiduciary shall adjust and settle the loss with the insurers and, if required in writing by any party in interest, OWNER as fiduciary shall give Bond for the proper performance of such duties.

5.07	Acceptance of Insurance; Option to Replace

A. If either party has any objection to the coverage afforded by or other provisions of the insurance required to be purchased and maintained by the other party in accordance with this Article 5 on the basis of the other party not complying with the Contract Documents, the objecting party shall so notify the other party in writing within thirty (30) days after receipt of the certificates (or other evidence requested) required by paragraph 2.03.B. OWNER and DESIGN/BUILDER shall each provide to the other such additional information in respect of insurance provided as the other may reasonably request. If either party does not purchase or maintain all of the insurance required of such party by the Contract Documents, such party shall notify the other party in writing of such failure to purchase prior to the start of the Work, or of such failure to maintain prior to any change in the required coverage. Without prejudice to any other right or remedy, the other party may elect to obtain equivalent insurance to protect such other party’s interests at the expense of the party who was supposed to provide such coverage, and a Change Order or Written Amendment shall be issued to adjust the Contract Price accordingly.

5.08	Licensed Sureties and Insurers; Certificates of Insurance

A. All insurance required by the Contract Documents to be purchased and maintained by OWNER or DESIGN/BUILDER shall be obtained from insurance companies that are duly licensed or authorized in the jurisdiction in which the Project is located to issue insurance policies for the limits and coverages so required. Such insurance companies shall also meet such additional requirements and qualifications as may be agreed in writing by DESIGN/BUILDER and OWNER.

ARTICLE 6—DESIGN/BUILDER’S RESPONSIBILITIES

6.01	Design Professional Services

A. Standard of Care: DESIGN/BUILDER shall perform or furnish Design Professional Services and related services in all phases of the Project. The standard of care for all such services performed or furnished under this Agreement will be the care and skill ordinarily used by members of the engineering profession practicing under similar conditions at the same time and locality.

B. Preliminary Design Phase: During the preliminary design phase, DESIGN/BUILDER shall:

1. Consult with OWNER by telephone conference at minimum once per each calendar week and thereafter as may be reasonably necessary to understand OWNER’s requirements for the Project and review available data.

2. Advise OWNER as to the necessity of OWNER providing or obtaining from others additional reports, data or services of the types provided in paragraph 8.01.A.4.a-g and assist OWNER in obtaining such reports, data, or services.

3. Identify and analyze requirements of governmental authorities having jurisdiction to approve the portions of the Project designed or specified by DESIGN/BUILDER with whom consultation is to be undertaken in connection with the Project.

4. Obtain such additional geotechnical and related information which it deems necessary for performance of the Work.

C. Final Design Phase: During the final design phase, DESIGN/BUILDER shall:

1. Consult with the Owner at minimum once per each calendar week to refine the preliminary design for the Project and work toward achieving a satisfactory final design.

2. Prepare final Drawings showing the scope, extent, and character of the Construction to be performed and furnished by DESIGN/BUILDER and Specifications.

3. Provide technical criteria, written descriptions and design data required for obtaining approvals of such governmental authorities as have jurisdiction to review or approve the final design of the Project, and assist OWNER in consultations with appropriate authorities.

D. Construction Phase. During Construction, DESIGN/BUILDER shall consult with the Owner at minimum twice per each calendar month and shall provide Engineering and Design Professional Services as necessary to complete the Project.

E. Operational Phase: During the operational phase, DESIGN/BUILDER shall:

1. Provide assistance in connection with the start-up, testing, refining and adjusting of any equipment or system included in the Work.

2. Assist OWNER in training Owner’s staff to operate and maintain the Project as provided in Exhibit C.

6.02	Supervision and Superintendence of Construction

A. DESIGN/BUILDER shall supervise, inspect and direct the Construction competently and efficiently, devoting such attention thereto and applying such skills and expertise as may be necessary to provide the Construction in accordance with the Contract Documents. DESIGN/BUILDER shall be solely responsible for the means, methods, techniques, sequences and procedures employed for the provision of Construction. DESIGN/BUILDER shall be responsible to see that the completed Construction complies accurately with the Contract Documents and shall keep OWNER regularly advised but at a minimum of monthly, or as may be reasonably requested by OWNER as to the quality and progress of the Construction under paragraph 6.04 below.

B. DESIGN/BUILDER shall keep on the Site at such times as DESIGN/BUILDER determines are reasonably necessary to complete the Work a competent superintendent. The superintendent will be DESIGN/BUILDER’s representative at the Site and shall have authority to act on behalf of DESIGN/BUILDER.

6.03	Labor, Materials and Equipment

A. DESIGN/BUILDER shall provide competent, suitably qualified personnel to survey and lay out the Construction and perform Construction as required by the Contract Documents. DESIGN/BUILDER shall at all times maintain good discipline and order at the Site.

B. Unless otherwise specified in the Contract Documents, DESIGN/BUILDER shall furnish or cause to be furnished and assume full responsibility for materials, equipment, labor, transportation, construction equipment and machinery, tools, appliances, fuel, heat, telephone, sanitary facilities, and all other facilities and incidentals necessary for the furnishing, performance, testing, start-up and completion of the Work, excluding specifically power, light, water, temporary facilities and all other items designated as OWNER’s responsibility. DESIGN/BUILDER will direct the checkout of utilities and operations of systems and equipment.

C. All materials and equipment incorporated into the Work shall be of good quality and new. All warranties and guarantees specifically called for by the Contract Documents shall expressly run to the benefit of OWNER. If reasonably required by OWNER, DESIGN/BUILDER shall furnish satisfactory evidence (including reports of required tests) as to the kind and quality of materials and equipment. All materials and equipment shall be applied, installed, connected, erected, used, cleaned and conditioned in accordance with instructions of the applicable Supplier.

6.04	Progress Schedule and Communication with Owner

A. DESIGN/BUILDER shall adhere to the progress schedule discussed in paragraph 2.03.A as it may be adjusted from time to time, and shall regularly communicate the progress to Owner at a minimum of monthly, or as may be reasonably requested by OWNER as provided for in paragraph 6.02 above.

1. DESIGN/BUILDER shall submit to OWNER for acceptance proposed adjustments in the progress schedule that will not change the Contract Times. Such adjustments will conform generally to the progress schedule then in effect.

2. Proposed adjustments in the progress schedule that will change the Contract Times shall be submitted in accordance with the requirements of Article 11. Such adjustments may only be made by a Change Order or Written Amendment.

6.05	Concerning Subcontractors, Suppliers and Others

A. DESIGN/BUILDER shall not employ any Subcontractor, Engineer, Supplier or other individual or entity against whom OWNER may have reasonable objection. DESIGN/BUILDER shall not be required to employ any Subcontractor, Engineer, Supplier or other individual or entity to furnish or perform any of the Work against whom DESIGN/BUILDER has reasonable objection.

B. DESIGN/BUILDER shall be fully responsible to OWNER for all acts and omissions of the Subcontractors, Engineers, Suppliers and other individuals or entities performing or furnishing any of the Work under a direct or indirect contract with DESIGN/BUILDER. Nothing in the Contract Documents shall create for the benefit of any such Subcontractor, Engineer, Supplier or other individual or entity any contractual relationship between OWNER and any such Subcontractor, Engineer, Supplier or other individual or entity, nor shall it create any obligation on the part of OWNER to pay or to see to the payment of any moneys due any such Subcontractor, Engineer, Supplier or other individual or entity except as may otherwise be required by Laws and Regulations.

C. DESIGN/BUILDER shall be solely responsible for scheduling and coordinating Subcontractors, Engineers, Suppliers and other individuals and entities performing or furnishing any of the Work under a direct or indirect contract with DESIGN/BUILDER. DESIGN/BUILDER shall require all Subcontractors, Engineers, Suppliers and such other individuals and entities performing or furnishing any of the Work to communicate with the OWNER through DESIGN/BUILDER.

D. All services performed or provided to and material and equipment supplied to DESIGN/BUILDER by a Subcontractor or Supplier will be pursuant to an appropriate Design Subagreement or Construction Subagreement between DESIGN/BUILDER and the Subcontractor, Engineer or Supplier which specifically binds the Subcontractor, Engineer or Supplier to the applicable terms and conditions of the Contract Documents for the benefit of OWNER. Whenever any such agreement is with a Subcontractor, Engineer or Supplier who is listed as an additional insured on the property insurance provided in paragraph 5.04.A or 5.04.B, the agreement between the DESIGN/BUILDER and the Subcontractor, Engineer or Supplier will contain provisions whereby the Subcontractor, Engineer or Supplier waives all rights against OWNER, DESIGN/BUILDER, and all other additional insureds for all losses and damages caused by any of the perils or causes of loss covered by such policies and any other property insurance applicable to the Work. If the insurers on any such policies require separate waiver forms to be signed by any Subcontractor, Engineer or Supplier, DESIGN/BUILDER will obtain the same.

6.06	Patent Fees and Royalties

A. DESIGN/BUILDER shall pay all license fees and royalties and assume all costs incident to the use in the performance of the Work or the incorporation in the Work of any invention, design, process, product or device (other than any increased license fees, royalties and costs arising out of or resulting from a Change Order) which is the subject of patent rights or copyrights held by others. To the fullest extent permitted by Laws and Regulations, DESIGN/BUILDER shall indemnify and hold harmless OWNER, from and against all claims, costs, losses and damages (including but not limited to all reasonable fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) arising out of or resulting from any infringement of patent rights or copyrights incident to the use in the performance of the Work or resulting from the incorporation in the Work of any invention, design, process, product or device. DESIGN/BUILDER shall, at its sole expense, have the right to defend against any such claim. OWNER shall promptly notify DESIGN/BUILDER upon becoming aware of any such claim. DESIGN/BUILDER, in order to avoid such claim, shall have the right at its sole expense to substitute non-infringing invention, design, process, product or device or to modify such infringing invention, design, process, product or device so they become non-infringing, or to obtain at its sole expense the necessary licenses to use the infringing invention, design, process, product or device provided that such substituted and modified invention, design, process, product or device shall meet all the requirements of the Contract Documents.

6.07	Permits

A. DESIGN/BUILDER shall obtain and OWNER shall pay for all necessary permits and licenses. OWNER shall assist DESIGN/BUILDER, when necessary, in obtaining such permits and licenses. OWNER shall pay all governmental charges and inspection fees necessary for the prosecution of the Construction. OWNER shall pay all charges of utility owners for connections that are necessary for the Work, and OWNER shall pay all charges of such utility owners for capital costs related thereto.

6.08	Laws and Regulations

A. DESIGN/BUILDER shall give all notices and comply with all Laws and Regulations of the place of the Project which are applicable to furnishing and performance of the Work. OWNER shall not be responsible for monitoring DESIGN/BUILDER’s compliance with any Laws or Regulations.

B. If DESIGN/BUILDER performs any Work knowing or having reason to know that it is contrary to Laws or Regulations, DESIGN/BUILDER shall bear all of its own costs as well as Owner’s liabilities, penalties, fines and attorneys fees arising therefrom.

C. If changes in Laws and Regulations after the Effective Date of the Agreement cause an increase in the DESIGN/BUILDER’s cost of or time in performing any part of the Work, DESIGN/BUILDER may make a claim under Article 9 for a modification to the Contract Times and/or Contract Price.

6.09	Taxes

A. OWNER shall pay to DESIGN/BUILDER all sales, consumer, use, gross receipts and other similar taxes which are applicable during the performance of the Work and are either paid by DESIGN/BUILDER or are required to be reimbursed by DESIGN/BUILDER to its Subcontractors, Suppliers, or Engineers, however, it is hereby stipulated that all such sales, consumers, use, gross receipts and other similar taxes are already included in the Contract Price.

6.10	Use of Site and Other Areas

A. DESIGN/BUILDER shall confine construction equipment, the storage of materials and equipment and the operations of construction workers to those lands and areas permitted by the OWNER and other land and areas permitted by Laws and Regulations, rights-of-way, permits and easements, and shall not unreasonably encumber the premises with construction equipment or other materials or equipment. DESIGN/BUILDER shall be responsible for any damage to any such land or area, or to the owner or occupant thereof or of any adjacent land or areas, resulting from the performance of the Construction. Should any claim be made by any such owner or occupant because of the performance of the Construction, DESIGN/BUILDER shall promptly settle with such other party by negotiation or otherwise resolve the claim by arbitration or other dispute resolution proceeding or at law. DESIGN/BUILDER shall, to the fullest extent permitted by Laws and Regulations, indemnify and hold harmless OWNER and anyone directly or indirectly employed by OWNER from and against all claims, costs, losses and damages (including, but not limited to, all reasonable fees of engineers, architects, attorneys and other professionals and court and arbitration or other dispute resolution costs) arising out of or resulting from any claim or action, legal or equitable, brought by any such owner or occupant against OWNER, or any other party indemnified hereunder to the extent caused by or based upon DESIGN/BUILDER’s performance of the Construction.

B. During the performance of the Construction, DESIGN/BUILDER shall keep the premises free from accumulations of waste materials, rubbish and other debris resulting from the Construction. At the completion of the Construction, DESIGN/BUILDER shall remove all waste materials, rubbish and debris from and about the premises as well as all tools, appliances, construction equipment, temporary construction and machinery and surplus materials. DESIGN/BUILDER shall leave the Site clean and ready for occupancy by OWNER at Substantial Completion. DESIGN/BUILDER shall restore to original condition all property not designated for alteration by the Contract Documents.

C. DESIGN/BUILDER shall not load nor permit any part of any structure to be loaded in any manner that will endanger the structure, nor shall DESIGN/ BUILDER subject any part of the Work or adjacent property to stresses or pressures that will endanger it.

6.11	Record Documents

A. DESIGN/BUILDER shall maintain in a safe place at the Site one record copy of all Drawings, Specifications, Written Amendments, and Change Orders, in good order and annotated to show all changes made during Construction. These record documents will be available to OWNER for reference. Upon completion of the Work, these record documents and Submittals, including a reproducible set of record drawings, will be delivered to OWNER.

6.12	Safety and Protection

A. DESIGN/BUILDER shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Construction. DESIGN/BUILDER shall take necessary precautions for the safety of, and shall provide the necessary protection to prevent damage, injury or loss to:

1. All persons on the Site or who may be affected by the Construction;

2. All Work and materials and equipment to be incorporated therein, whether in storage on or off the Site; and

3. Other property at the Site or adjacent thereto, including trees, shrubs, lawns, walks, pavements, roadways, structures, utilities and underground facilities not designated for removal, relocation or replacement in the course of the Construction.

B. DESIGN/BUILDER shall comply with applicable Laws and Regulations of any public body having jurisdiction for safety of persons or property or to protect them from damage, injury or loss; and shall erect and maintain all necessary safeguards for such safety and protection. DESIGN/BUILDER shall notify owners of adjacent property and of underground facilities and utility owners when prosecution of the Work may affect them, and shall cooperate with them in the protection, removal, relocation and replacement of their property. All damage, injury or loss to any property caused, directly or indirectly, in whole or in part, by DESIGN/BUILDER, any Subcontractor, Supplier or any other individual or entity directly or indirectly employed by any of them to perform or furnish any of the Work or anyone for whose acts any of them may be liable, shall be remedied by DESIGN/BUILDER. DESIGN/BUILDER’s duties and responsibilities for safety and for protection of the construction shall continue until (i) such time as all the Work is completed and OWNER has issued a notice to DESIGN/BUILDER in accordance with paragraph 13.09 that the Work is acceptable or, (ii) in the event DESIGN/BUILDER is excluded from the Site under paragraph 13.05.B. after Substantial Completion, the date DESIGN/BUILDER is excluded from the Site.

6.13	Safety Representative

A. DESIGN/BUILDER shall designate a qualified and experienced safety representative whose duties and responsibilities shall be the prevention of accidents and the maintaining and supervising of safety precautions and programs in connection with the performance of the Work.

6.14	Hazard Communication Programs

A. DESIGN/BUILDER shall be responsible for coordinating any exchange of material safety data sheets or other hazard communication information required to be made available to or exchanged between or among Subcontractors at the Site in accordance with Laws or Regulations.

6.15	Emergencies

A. In emergencies affecting the safety or protection of persons or the Construction or property at the Site or adjacent thereto, DESIGN/BUILDER, without special instruction or authorization from OWNER, is obligated to act to prevent threatened damage, injury or loss. DESIGN/BUILDER shall give OWNER immediate verbal notice followed by prompt written notice if DESIGN/BUILDER believes that any significant changes in the Construction or variations from the Contract Documents have been caused thereby. If a change in the Contract Documents is required because of the action taken by DESIGN/BUILDER in response to such an emergency, a Change Order will be issued to document the consequences of such action.

6.16	Continuing the Work

A. DESIGN/BUILDER shall carry on the Work and adhere to the progress schedule during all disputes or disagreements with OWNER. No Work shall be delayed or postponed pending resolution of any disputes or disagreements, except as DESIGN/BUILDER and OWNER may otherwise agree in writing or as otherwise provided in the Contract Documents.

6.17	DESIGN/BUILDER’s General Warranty and Guarantee

A. DESIGN/BUILDER warrants and guarantees to OWNER that: (i) all materials and equipment furnished as part of the construction shall be new (unless otherwise specified in the Contract Documents) and of good quality, free from improper workmanship and defective materials; (ii) all Work will be performed in a good and workmanlike manner, free of defects in material or workmanship; and (iii) the Project will: (a) conform to and be designed, engineered and constructed in accordance with the Contract Documents; (b) conform with, and be designed and engineered according to, professional standards and skill, expertise and diligence of design professionals regularly involved in projects similar to this Project; and (c) contain equipment, supplies and materials described in the Scope of Work. DESIGN/BUILDER’s warranty and guarantee hereunder excludes defects or damage caused by:

1. Abuse, modification or improper maintenance or operation by persons other than DESIGN/BUILDER, Subcontractors or Suppliers; or

2. Normal wear and tear under normal usage.

The warranty set forth in Exhibit M and not this paragraph 6.17 shall apply to the items set forth in such Exhibit.

B. DESIGN/BUILDER’s obligation to perform and complete the Work in accordance with the Contract Documents shall be absolute. Except as provided in paragraph 12.08, no action by OWNER will constitute an acceptance of Work that is not in accordance with the Contract Documents or a release of DESIGN/BUILDER’s obligation to perform the Work in accordance with the Contract Documents, including but not limited to the following:

1. Observations by OWNER;

2. The making of any progress or final payment;

3. The issuance of a certificate of Substantial Completion;

4. Use or occupancy of the Work or any part thereof by OWNER;

5. Any acceptance by OWNER or any failure to do so;

6. Any inspection, test or approval by others; or

7. Any correction of defective Construction by OWNER.

C. DESIGN/BUILDER shall, at final completion, assign to and provide OWNER all manufacturer’s warranties for materials and equipment incorporated into the Project; provided, however, in the event of a claim by OWNER against DESIGN/BUILDER, OWNER shall use its best efforts to cooperate with DESIGN/BUILDER in the enforcement of any applicable warranty. Nothing in this warranty is intended to limit any manufacturer’s warranty which provides Owner with greater warranty rights than set forth in this paragraph 6.17 C. or the Contract Documents.

6.18	Indemnification

A. OWNER and DESIGN/BUILDER are and will be throughout the term of this Agreement independent contractors as to each other. Each party recognizes that it shall be solely responsible for its own conduct, including without limitation its own fault, as to any aspect of the Agreement. In the event any claim is made or any action is filed by a third party arising out of this Agreement or the services to be performed under it, the parties anticipate that each will diligently defend said claim or action on its own behalf, and will pay, settle, or otherwise promptly dispose of any demand or judgment against it consistent with the provisions of the Michigan comparative negligence statutes in effect on the date of this Agreement. In the event either party is made to respond in damages for the fault of the other party, then the other party agrees to indemnify and hold harmless the first party (including its officers, directors, employees, and agents) from any payment that it has to make, including without limitation the payment of reasonable attorneys’ fees incurred in resisting, settling, or otherwise disposing of the demand, on account of the other party’s fault. In regard to the indemnity obligation in this paragraph 6.18 or any other provision of the Contract Documents, neither party shall make a payment for which indemnity will be sought from the other party without first providing such other party written notice of the claim and an opportunity to assume the defense.

ARTICLE 7—OTHER CONSTRUCTION

7.01	Related Construction at Site

A. OWNER may perform other work related to the Project at the Site by OWNER’s own forces, or let other direct contracts therefor or have other work performed by utility owners. Written notice thereof will be given to DESIGN/BUILDER prior to starting any such other work. OWNER shall be responsible for such other work including, without limitation, maintaining and supervising safety precautions and programs in connection with such other work.

B. DESIGN/BUILDER shall afford each other contractor who is a party to such a direct contract and each utility owner (and OWNER, if OWNER is performing the additional work with OWNER’s employees) proper and safe access to the Site and a reasonable opportunity for the introduction and storage of materials and equipment and the execution of such other work and shall properly connect and coordinate the Construction with theirs. DESIGN/BUILDER shall do all cutting, fitting and patching of the Work that may be required to make its several parts come together properly and integrate with such other work. DESIGN/BUILDER shall not endanger any work of others by cutting, excavating or otherwise altering their work and will only cut or alter their work with the written consent of OWNER and the others whose work will be affected.

C. If the proper execution or results of any part of DESIGN/BUILDER’s Work depends upon work performed or services provided by others under this Article 7, DESIGN/BUILDER shall inspect such other work and appropriate instruments of service and promptly report to OWNER in writing any delays, defects or deficiencies in such other work or services that render it unavailable or unsuitable for the proper execution and results of DESIGN/BUILDER’s Work. DESIGN/BUILDER’s failure to so report will constitute an acceptance of such other work as fit and proper for integration with DESIGN/BUILDER’s Work except for latent or nonapparent defects and deficiencies in such other work.

ARTICLE 8—OWNER’S RESPONSIBILITIES

8.01	General

A. OWNER shall do the following in a timely manner so as not to delay the services of DESIGN/BUILDER.

1. Provide such legal services as OWNER may require with regard to land use and governmental permitting issues pertaining to the Project including any such land use or governmental permitting issues that may be raised by DESIGN/BUILDER.

2. Make payments to DESIGN/BUILDER promptly when they are due as provided in Article 13.

3. Furnish lands and easements as set forth in paragraph 4.01.

4. Furnish to DESIGN/BUILDER, as required for performance of DESIGN/BUILDER’s services the following, all of which DESIGN/BUILDER may use and rely upon in performing services under this Agreement:

a. Environmental assessment and impact statements;

b. Property, boundary, easement, right-of-way, topographic and utility surveys;

c. Property descriptions;

d. Zoning, deed and other land use restrictions;

e. Engineering surveys to establish reference points for design and construction which in DESIGN/BUILDER’s judgment are necessary to enable DESIGN/BUILDER to proceed with the Work;

f. Assistance in filing documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project; and

g. Subsurface data.

5. Provide information known to or in the possession of OWNER relating to the presence of materials and substances at the site which could create a Hazardous Condition.

6. Perform all other items designated as OWNER’s responsibilities in the Contract Documents.

7. If requested in writing by DESIGN/BUILDER, furnish reasonable evidence satisfactory to DESIGN/BUILDER, that sufficient funds are available and committed or have been applied for and are being processed for accumulation for the next design or construction phase of the Project. Unless such reasonable evidence is furnished, DESIGN/BUILDER is not required to commence or continue any Work, or may, if such evidence is not presented within a reasonable time, stop Work upon thirty (30) days’ notice to the OWNER.

8.02	Scope of OWNER’s Safety and Hazardous Waste Responsibilities

A. OWNER shall not supervise, direct or have control or authority over, nor be responsible for, DESIGN/BUILDER’s means, methods, techniques, sequences or procedures of Construction or the safety precautions and programs incident thereto, or for any failure of DESIGN/BUILDER to comply with Laws and Regulations applicable to the furnishing or performance of the Work. OWNER will not be responsible for DESIGN/BUILDER’s failure to perform or furnish the Work in accordance with the Contract Documents.

ARTICLE 9—CHANGES IN THE WORK; CLAIMS

9.01	General—Rights and Obligations

A. Without invalidating the Agreement, OWNER may, at any time or from time to time, request additions, deletions or revisions in the Work within the general scope of the contract by a Written Amendment or a Change Order. If DESIGN/BUILDER agrees to such Written Amendment or Change Order, which agreement shall not be unreasonably withheld, DESIGN/BUILDER shall promptly proceed with the Work involved which will be performed under the applicable provisions of the Contract Documents (except as otherwise specifically provided).

9.02	Notice of Intent to Make Claim

A. If OWNER and DESIGN/BUILDER are unable to agree as to the extent, if any, of an adjustment in the Contract Price or an adjustment of the Contract Times that should be allowed as a result of any proposed Written Amendment or a Change Order of OWNER pursuant to paragraph 9.01.A or other occurrence for which the Contract Documents provide that such adjustment(s) may be made, a claim may be made therefor. Written notice of intent to make such a claim shall be submitted to the other party promptly and in no event more than thirty (30) days after the start of the occurrence or event giving rise to the claim.

9.03	Claim Documentation

A. Substantiating documentation shall be submitted by the claiming party within thirty (30) days after delivery of the notice required by paragraph 9.02.A.

9.04	Decision

A. The other party shall render a decision on the claim no more than fifteen (15) days after the receipt of the substantiating documentation required by paragraph 9.03.A. This decision will be final and binding unless the claiming party gives notice of intention to exercise its rights under Article 15 within thirty (30) days of receipt of the decision and exercises such rights within thirty (30) days of giving the notice of intent.

9.05	Time Limit Extension

A. The time limits of paragraphs 9.03.A and 9.04.A may be extended by mutual agreement.

9.06	Exceptions

A. DESIGN/BUILDER shall not be entitled to an increase in the Contract Price with respect to any Work performed that is not contemplated by the Contract Documents as amended, modified and supplemented as provided in paragraph 3.03.

9.07	Execution of Change Orders

A. OWNER and DESIGN/BUILDER shall execute appropriate Change Orders or Written Amendments covering:

1. changes in the Work which are (i) ordered by OWNER pursuant to paragraph 9.01, (ii) required because of acceptance of defective Construction under paragraph 12.08 or correcting defective Work under paragraph 12.09 or (iii) agreed to by the parties; and

2. changes in the Contract Price or Contract Times which are agreed to by the parties.

ARTICLE 10—CHANGE OF CONTRACT PRICE

10.01	General

A. The Contract Price constitutes the total compensation (subject to authorized adjustments) payable to DESIGN/BUILDER for performing the Work.

B. Subject to provisions for adjustment to base price and surcharge for stainless steel procurement as provided in Exhibit N to the Agreement, the Contract Price may only be changed by a Change Order or by a Written Amendment. Any claim for an adjustment in the Contract Price shall be based on written notice delivered by the party making the claim to the other party promptly in accordance with paragraph 9.02.A.

C. The value of any Work covered by a Change Order or of any claim for an increase or decrease in the Contract Price will be determined as follows:

1. By a mutually agreed lump sum (which may include an allowance for overhead and profit not necessarily in accordance with paragraph 10.02); or

2. Where agreement to a lump sum is not reached under paragraph 10.01.C.1, on the basis of the Cost of the Work (determined as provided in paragraph 10.02) plus a DESIGN/BUILDER’s Fee for overhead and profit (determined as provided in paragraph 10.02.C).

3. In no event shall Design/Builder be entitled to an increase in the Contract Price or change in Contract Times based on changes in the Work required because of discovery or acceptance of defective Construction or correcting defective Work, as such is referenced in and provided for at paragraph 10.02.B.4 and further at paragraph 12.06.A. below

10.02	Cost of the Work

A. Costs Included: The term Cost of the Work means the sum of all costs necessarily incurred and paid by DESIGN/BUILDER in the proper performance of work authorized only by a Change Order or Written Amendment (together “Change Order Work”). Except as otherwise may be agreed to in writing by OWNER, such costs shall be in amounts no higher than those prevailing in the locality of the Project, shall include only the following items and shall not include any of the costs itemized in paragraph 10.02.B:

1. Payroll costs for employees in the direct employ of DESIGN/BUILDER in the performance of the Change Order Work under the then current schedule of job classifications and hourly rates of DESIGN/BUILDER.

2. Cost of all materials and equipment furnished and incorporated in the Change Order Work, including costs of transportation and storage thereof, and Suppliers’ field services required in connection therewith.

3. Payments made by DESIGN/BUILDER to Subcontractors for Change Order Work performed or furnished by Subcontractors.

4. Payments made by DESIGN/BUILDER to Engineers (not employees of DESIGN/BUILDER or its affiliates) for Design Professional Services provided or furnished by Engineers under a Design Subagreement for Change Order Work.

5. Costs of special consultants (including but not limited to testing laboratories and surveyors, but excluding employees of DESIGN/BUILDER or its affiliates) employed for services specifically related to Change Order Work.

6. Supplemental costs including the following items:

a. The proportion of necessary transportation, travel and subsistence expenses of DESIGN/BUILDER’s employees incurred in discharge of duties connected with Change Order Work.

b. Cost, including transportation and maintenance, of all materials, supplies, equipment, machinery, appliances, office and temporary facilities at the Site and hand tools not owned by the workers, which are consumed in the performance of Change Order Work, and cost less market value of such items used but not consumed which remain the property of DESIGN/BUILDER.

c. Rentals of all Work equipment and machinery and the parts thereof whether rented from DESIGN/BUILDER or others in accordance with rental agreements approved by OWNER, and the costs of transportation, loading, unloading, installation, dismantling and removal thereof—all in accordance with the terms of said rental agreements. The rental of any such equipment, machinery or parts shall cease when the use thereof is no longer necessary for Change Order Work.

d. Sales, consumer, use or similar taxes related to Change Order Work, paid by DESIGN/BUILDER or required to be reimbursed by DESIGN/BUILDER to its Subcontractors, Suppliers, or Engineers.

B. Costs Excluded: The term Cost of the Work shall not include any of the following:

1. Payroll costs and other compensation of DESIGN/BUILDER’s officers, executives, principals (of partnerships and sole proprietorships), general managers, engineers, architects, estimators, attorneys, auditors, accountants, purchasing and contracting agents, expediters, timekeepers, clerks and other personnel employed by DESIGN/BUILDER whether at the Site or in DESIGN/BUILDER’s principal or a branch office for general administration of the Work and not specifically included in the then current schedule of job classifications referred to in paragraph 10.02.A.1 — all of which are to be considered administrative costs covered by the DESIGN/BUILDER’s fee.

2. Expenses of DESIGN/BUILDER’s principal and branch offices other than DESIGN/BUILDER’s office at the Site.

3. Any part of DESIGN/BUILDER’s capital expenses, including interest on DESIGN/BUILDER’s capital employed for the Work and charges against DESIGN/BUILDER for delinquent payments.

4. Costs due to the negligence of DESIGN/BUILDER, any Subcontractor, or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, including but not limited to, the correction of defective Work, disposal of materials or equipment wrongly supplied and making good any damage to property, as provided for under paragraph 10.02.B.4 above.

5. Other overhead or general expense costs of any kind and the costs of any item not specifically and expressly included in paragraph 10.02.A.

C. Fee:

1. A mutually agreed fee or, in the event the parties can not agree upon a fee, DESIGN/BUILDER’s fee for overhead and profit on Change Orders priced by paragraph 10.01.C.2 (whether additive or deductive) shall be fifteen percent (15%) of the Cost of the Change Order Work for subcontracts, materials and equipment.

2. When both additions and credits are involved in any one change, the adjustment in DESIGN/BUILDER’s fee shall be computed on the basis of the net change in accordance with paragraph 10.02.C.1 above.

D. Documentation: Whenever the cost of any Work is to be determined pursuant to paragraphs 10.02.A and 10.02.B, DESIGN/BUILDER will establish and maintain records thereof in accordance with generally accepted accounting practices and submit in a form acceptable to OWNER an itemized cost breakdown together with supporting data. In addition, and notwithstanding paragraphs 10.02.A and 10.02.B, DESIGN/BUILDER recognizes that OWNER may elect to avail itself to partial financing alternatives that relate to or arise from Tax Exempt Municipal Waste Bonds which may or may not require a particular form of accounting for certain applicable parts of the Contract Price based on the requirements set forth in the Tax Exempt Municipal Waste Bond qualification criteria. To that end, DESIGN/BUILDER agrees to use its best efforts to comply with and, as may be necessary from time to time, compile separate invoices or apply a separate form of accounting for certain aspects of the Contract Price in order to avail OWNER with access to the financial benefit of applicable Tax Exempt Municipal Waste Bonds.

ARTICLE 11—CHANGE OF CONTRACT TIMES

11.01	General

A. The Contract Times may only be changed by a Change Order or a Written Amendment. Any claim for an adjustment of the Contract Times shall be based on written notice pursuant to paragraph 9.02.

B. All Contract Times are of the essence of the Agreement.

11.02	Time Extensions

A. Where DESIGN/BUILDER is prevented from completing any part of the Work within the Contract Times due to delay beyond the control of DESIGN/BUILDER, the Contract Times will be extended in an amount equal to the time lost due to such delay if a claim is made therefore as provided in Article 9. Delays beyond the control of DESIGN/BUILDER shall include, but not be limited to, acts or neglect by OWNER, governmental agencies, acts or neglect of utility owners or other contractors performing other construction work as contemplated by Article 7, fires, floods, epidemics, abnormal weather conditions, acts of God, strikes, lockouts or other circumstances beyond the control of DESIGN/BUILDER that give rise to a shortage of labor, materials, equipment, transportation or utilities. Delays attributable to and within the control of a Subcontractor or Supplier shall be deemed to be delays within the control of DESIGN/BUILDER.

B. Nothing in this paragraph 11.02 bars a change in Contract Price pursuant to Article 10 to compensate for the direct costs incurred by DESIGN/BUILDER due to delay, interference, or disruption directly attributable to actions or inactions of OWNER. However, OWNER shall not be liable to DESIGN/BUILDER for costs or damages arising out of or resulting from (i) delays caused by or within the control of DESIGN/BUILDER, or (ii) delays beyond the control of both parties including but not limited to fires, floods, epidemics, abnormal weather conditions, acts of God or acts or neglect by governmental agencies, utility owners, or other contractors performing other work as contemplated by Article 7.

ARTICLE 12—TESTS AND INSPECTIONS; CORRECTION, REMOVAL OR ACCEPTANCE OF DEFECTIVE CONSTRUCTION

12.01	Notice of Defects

A. Each party shall give the other prompt written notice of all defective Construction of which such party has actual knowledge. All defective Construction may be rejected, corrected or accepted as provided in this Article 12.

12.02	Access to Construction

A. Upon reasonable notice to DESIGN/BUILDER, OWNER, other representatives and personnel of OWNER, independent testing laboratories and governmental agencies with jurisdictional interests will have access to the Construction at the Site at reasonable times for their observation, inspecting and testing. DESIGN/BUILDER shall provide them proper and safe conditions for such access and advise them of DESIGN/BUILDER’s Site safety procedures and programs so that they may comply therewith as applicable.

12.03	Tests and Inspections

A. If the Contract Documents or Laws or Regulations of any public body having jurisdiction require any part of the Construction specifically to be inspected, tested or approved, DESIGN/BUILDER shall assume full responsibility for arranging and obtaining such inspections, tests or approvals, pay all costs in connection therewith, and furnish OWNER the required certificates of inspection or approval. DESIGN/BUILDER shall also be responsible for arranging and obtaining and shall pay all costs in connection with any inspections, tests or approvals required for OWNER’s acceptance of materials or equipment to be incorporated in the Construction or of materials, mix designs, or equipment submitted for approval prior to DESIGN/BUILDER’s purchase thereof for incorporation in the Construction. Nothing in this paragraph shall be interpreted or construed as obligating DESIGN/BUILDER to obtain, furnish or pay the costs of any permit, inspection, test or approval required by the applicable State or the United States Environmental Protection Agency for the construction or operation of the Project (including, without limitation, any atmospheric emissions compliance reports), all of which shall be the responsibility of OWNER.

B. DESIGN/BUILDER shall give OWNER reasonable notice of the planned schedule for all required inspections, tests or approvals if requested in writing by OWNER.

C. If any Construction (or the construction work of others) that is required to be inspected, tested or approved is covered by DESIGN/BUILDER without written concurrence of OWNER, it must, if requested by OWNER, be uncovered for observation at DESIGN/BUILDER’s expense unless DESIGN/BUILDER has given OWNER timely notice of DESIGN/BUILDER’s intention to cover the same and OWNER has not acted with reasonable promptness in response to such notice.

12.04	Uncovering Construction

A. If any Construction is covered contrary to the written request of OWNER, it must, if requested by OWNER, be uncovered for OWNER’s observation and recovered at DESIGN/BUILDER’s expense.

B. If OWNER considers it necessary or advisable that covered Construction be observed by OWNER or inspected or tested by others, DESIGN/BUILDER, at OWNER’s request, shall uncover, expose or otherwise make available for observation, inspection or testing as OWNER may require, that portion of the Construction in question, furnishing all necessary labor, material and equipment. If it is found that such Construction is defective, DESIGN/BUILDER shall pay all costs caused by or resulting from such uncovering, exposure, observation, inspection and testing (including but not limited to all reasonable fees and charges of engineers and other professionals) and OWNER shall be entitled to an appropriate decrease in the Contract Price, and, if the parties are unable to agree as to the amount thereof, may make a claim therefor as provided in Article 9. If however, such Construction is not found to be defective, DESIGN/BUILDER shall be allowed an increase in the Contract Price directly attributable to such uncovering, exposure, observation, inspection, testing, replacement and rework; and, if the parties are unable to agree as to the amount or extent thereof, DESIGN/BUILDER may make a claim therefor as provided in Article 9.

12.05	OWNER May Stop the Construction

A. If the Construction is defective, or DESIGN/BUILDER fails to supply sufficient skilled workers or suitable materials or equipment, or fails to furnish or perform the Construction in such a way that the completed Construction will conform to the Contract Documents, OWNER may order DESIGN/BUILDER to stop Construction or any portion thereof, until the cause for such order has been eliminated; however, this right of OWNER to stop Construction will not give rise to any duty on the part of OWNER to exercise this right for the benefit of DESIGN/BUILDER or any other party.

12.06	Correction or Removal of Defective Construction

A. Prior to acceptance and final payment under paragraph 13.09, OWNER will have authority to disapprove or reject defective Construction and will have authority to require special inspection or testing of the Construction whether or not the Construction is fabricated, installed or completed. DESIGN/BUILDER shall promptly, either correct all defective Construction, whether or not fabricated, installed or completed, or, if the Construction has been rejected by OWNER, remove it from the Site and replace it with non-defective Construction. DESIGN/BUILDER shall bear all costs of such correction or removal (including but not limited to reasonable fees and charges of engineers, architects, attorneys and other professionals, all court or arbitration or other dispute resolution costs, and all costs of repair or replacement of work of others) made necessary thereby and, as provided for in paragraph 10.01.C.3 above, Design/Builder shall not be entitled to an increase in the Contract Price or a change in Contract Times based on such defective Construction. Nothing in this paragraph shall be interpreted or construed as requiring DESIGN/BUILDER to correct or remove and replace defective Construction accepted by OWNER pursuant to paragraph 12.08 below.

12.07	Correction Period

A. If within one (1) year after the date of Substantial Completion or such longer period of time as may be prescribed by Laws or Regulations or by the terms of any applicable special guarantee required by the Contract Documents or by any specific provision of the Contract Documents, any Construction is found to be defective, DESIGN/BUILDER shall promptly, without cost to OWNER and in accordance with OWNER’s written instructions, (i) correct such defective Construction, or, if it has been rejected by OWNER, remove it from the Site and replace it with Construction that is not defective, and (ii) satisfactorily correct or remove and replace any damage to other Construction or the work of others resulting therefrom. If DESIGN/BUILDER does not promptly comply with the terms of such instructions, or in an emergency where delay would cause serious risk of loss or damage, OWNER may have the defective Construction corrected or the rejected Construction removed and replaced, and all costs and damages caused by or resulting from such removal and replacement (including but not limited to all reasonable fees and charges of engineers, architects, attorneys and other professionals, all court or arbitration or other dispute resolution costs, and all costs of repair or replacement of work of others) will be paid by DESIGN/BUILDER subject to the provisions of paragraph 16.06 below. Nothing in this paragraph shall be interpreted or construed as requiring DESIGN/BUILDER to correct or remove and replace defective Construction accepted by OWNER pursuant to paragraph 12.08 below. Defective equipment or parts thereof shall be covered by the warranty set forth in Exhibit M attached hereto and not the provisions of this paragraph 12.07.

B. Where defective Construction (and damage to other Construction resulting therefrom) has been corrected, removed or replaced under this paragraph 12.07, the correction period hereunder with respect to such Construction will be extended for an additional period of one (1) year after such correction or removal and replacement has been satisfactorily completed.

12.08	Acceptance of Defective Construction

A. If, instead of requiring correction or removal and replacement of defective Construction, OWNER prefers to accept it, OWNER may do so. If any such acceptance occurs prior to final payment, a Change Order will be issued incorporating the necessary revisions in the Contract Documents with respect to the Construction; and OWNER shall be entitled to an appropriate decrease in the Contract Price, and, if the parties are unable to agree as to the amount thereof, OWNER may make a claim therefor as provided in Article 15, subject to the provisions of paragraph 16.06 below. If the acceptance occurs after final payment, an appropriate amount will be paid by DESIGN/BUILDER to OWNER, and, if the parties are unable to agree as to the amount thereof, OWNER may make a claim therefor as provided in Article 15, subject to the provisions of paragraph 16.06 below. Notwithstanding the foregoing, any defective Construction known by OWNER and not disclosed to DESIGN/BUILDER at the time of acceptance and final payment under paragraph 13.09 shall be deemed to be accepted by OWNER and DESIGN/BUILDER shall have no obligation to correct, or remove and replace such defect, or make any payment to OWNER with respect thereto.

12.09	Identification of Punch List Items

A. OWNER shall identify in writing to DESIGN/BUILDER, on or before the date that is thirty (30) days after Substantial Completion, any and all Punch List Items to be completed or corrected by DESIGN/BUILDER. DESIGN/BUILDER shall not be required to complete or correct any Punch List Items identified by OWNER after such thirty (30) day period.

ARTICLE 13—PAYMENTS TO DESIGN/BUILDER AND COMPLETION

13.01	Schedule of Values

A. The Schedule of Values established as provided in paragraph 2.03 will serve as the basis for progress payments and the form of Application for Payment will be substantially similar to Exhibit F.

13.02	Application for Progress Payment

A. By the tenth day of each month during the Work, DESIGN/BUILDER shall submit to OWNER for review and approval an Application for Payment filled out and signed by DESIGN/BUILDER covering the Work completed as of the date of the Application and accompanied by such supporting documentation as is required by the Contract Documents. If payment is requested on the basis of materials and equipment not incorporated in the Work but delivered and suitably stored at the Site or at another location agreed to in writing, the Application for Payment shall also be accompanied by a bill of sale, invoice or other documentation warranting that OWNER has received the materials and equipment free and clear of all Liens and evidence that the materials and equipment are covered by appropriate property insurance and other arrangements to protect OWNER’s interest therein. The amount of retainage with respect to progress payments will be as stipulated in the Agreement.

B. With each Application for Payment, DESIGNBUILDER shall submit interim lien waivers for all subcontractors and first tier suppliers with a contract value in excess of $5,000.00. The interim lien waivers shall be effective through the immediately preceding payment. OWNER may withhold from any progress payment the amount applicable to any lien waivers not received for any preceding Application for Payment for which payment was made by OWNER.

13.03	DESIGN/BUILDER’s Warranty of Title

A. DESIGN/BUILDER warrants and guarantees that title to all construction materials and equipment covered by any Application for Payment, whether incorporated in the Project or not, will pass to OWNER no later than the time of payment free and clear of all Liens. This paragraph 13.03.A does not apply to any documents covered by paragraph 3.04.

13.04	Progress Payments

A. Progress payments shall be made by the OWNER to DESIGN/BUILDER according to the following procedure:

1. OWNER will, within ten (10) days of receipt of each Application for Payment, either indicate in writing its acceptance of the Application and state that the Application is being processed for payment, or return the Application to DESIGN/BUILDER indicating in writing its reasons for refusing to accept the Application and the exact amount(s) in dispute. All undisputed amounts will become due and be paid by OWNER to DESIGN/BUILDER not more than ten (10) days after OWNER’s acceptance or rejection of such Application, as the case may be.

2. If OWNER should fail to pay DESIGN/BUILDER at the time the payment of any amount becomes due, then DESIGN/BUILDER may, at any time thereafter, upon serving written notice that DESIGN/BUILDER will stop the Work within fifteen (15) days after receipt of the notice by OWNER, and after such fifteen (15) day period, stop the Work until payment of the amount owing has been received, including interest thereon if such interest is in fact due according to the Contract Documents.

3. Payments due but unpaid shall bear interest at the rate specified in the Agreement. If OWNER pays to DESIGN/BUILDER any disputed amount pursuant to paragraph 13.04.A.2 and it is determined pursuant to Article 15 that such amount was not due and payable, then DESIGN/BUILDER shall refund such amount to OWNER with interest thereon at the rate specified in the Agreement.

4. No Progress Payment nor any partial or entire use or occupancy of the Project by the OWNER shall constitute an acceptance of any Work not in accordance with the Contract Documents.

B. Unless payment of such disputed amount is requested by DESIGN/BUILDER as provided in paragraph 13.04.A.1., OWNER may refuse to make the whole or any part of any such payment or, because of subsequently discovered evidence or the results of subsequent inspections or tests, nullify any previous payment, to the extent that is reasonably necessary to protect OWNER from loss because:

1. The Work is defective, or completed Work has been damaged, requiring correction or replacement;

2. The Contract Price has been reduced by Written Amendment or Change Order;

3. OWNER has been required to correct defective Work or complete Work in accordance with paragraph 12.07.A;

4. OWNER has actual knowledge of the occurrence of any of the events enumerated in paragraphs 14.02.A.1 through A.3 inclusive;

5. Claims have been made against OWNER on account of DESIGN/BUILDER’s performance or furnishing of the Work;

6. The provisions of paragraph 13.02.B are applicable; or

7. Liens have been filed in connection with the Work, except where DESIGN/BUILDER has delivered a specific Bond satisfactory to OWNER to secure the satisfaction and discharge of such Liens.

13.05	Substantial Completion

A. When DESIGN/BUILDER considers the Construction ready for its intended use DESIGN/BUILDER shall notify OWNER in writing that the Construction is substantially complete (except for items specifically listed by DESIGN/BUILDER as incomplete). Within a reasonable time thereafter, OWNER will prepare and deliver to DESIGN/BUILDER a certificate of Substantial Completion. There shall be attached to the certificate a list of Punch List Items to be completed or corrected before final payment. At the time of delivery of the certificate of Substantial Completion OWNER will deliver to DESIGN/BUILDER (i) a written determination as to division of responsibilities pending final payment between OWNER and DESIGN/BUILDER with respect to security, operation, safety, maintenance, heat, utilities, insurance and warranties and guarantees, and (ii) the payment required by section 4.01.B.2. of the Agreement.

B. OWNER will have the right to exclude DESIGN/BUILDER from the Site after the date of Substantial Completion, but OWNER will allow DESIGN/BUILDER reasonable access to complete or correct items on the list of Punch List Items to be completed and the seven-day performance test described in Exhibit G.

13.06	Final Inspection

A. Upon written notice from DESIGN/BUILDER that the entire Construction or an agreed portion thereof is complete, OWNER will make a final inspection with DESIGN/BUILDER and will notify DESIGN/BUILDER in writing of all particulars in which this inspection reveals that the Construction is incomplete or defective. DESIGN/BUILDER shall immediately take such measures as are necessary to complete such Construction or remedy such deficiencies.

13.07	Final Application for Payment

A. After DESIGN/BUILDER has completed all such corrections to the satisfaction of OWNER and delivered in accordance with the Contract Documents all interim maintenance and operating instructions and as-built drawings (with final copies of each document to be delivered within ninety (90) days after final payment), schedules, guarantees, certificates or other evidence of insurance required by paragraph 5.02.B, certificates of inspection, marked-up record documents (as provided in paragraph 6.11) and other documents, DESIGN/BUILDER may make application for final payment following the procedure for progress payments. The final Application for Payment shall be accompanied (unless previously delivered) by: (i) all documentation called for in the Contract Documents, including but not limited to the evidence of insurance required by subparagraph 5.02.B.7, and (ii) complete and legally effective releases or waivers of all Liens arising out of or filed in connection with the Work. In lieu of such releases or waivers of Liens and as approved by OWNER, DESIGN/BUILDER may furnish receipts or releases in full and an affidavit of DESIGN/BUILDER that: (i) the releases and receipts include all labor, services, material and equipment for which a Lien could be filed, and (ii) all payrolls, material and equipment bills and other indebtedness connected with the Work for which OWNER or the Site might in any way be responsible have been paid or otherwise satisfied. If any Subcontractor or Supplier fails to furnish such a release or receipt in full, DESIGN/BUILDER may furnish a Bond or other collateral satisfactory to OWNER to indemnify OWNER against any Lien.

13.08	Final Payment and Acceptance

A. If OWNER is satisfied that the Work has been completed and DESIGN/BUILDER’s other obligations under the Contract Documents have been fulfilled, OWNER will, within ten (10) days after receipt of the final Application for Payment, give written notice to DESIGN/BUILDER that the Work is acceptable. Otherwise, OWNER will return the Application to DESIGN/BUILDER, indicating in writing the reasons for refusing to process final payment, in which case DESIGN/BUILDER shall make the necessary corrections and resubmit the Application. Thirty (30) days after the presentation to OWNER of the acceptable Application and accompanying documentation, in appropriate form and substance and with OWNER’s notice of acceptability, the amount will become due and will be paid by OWNER to DESIGN/BUILDER.

B. If, through no fault of DESIGN/BUILDER, final completion of the Work is significantly delayed, OWNER shall, upon receipt of DESIGN/BUILDER’s final Application for Payment, and without terminating the Agreement, make payment of the balance due for that portion of the Work fully completed and accepted. Such payment shall be made under the terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

13.09	Waiver of Claims

A. The making and acceptance of final payment will constitute:

1. A waiver of all claims by OWNER against DESIGN/BUILDER, except claims arising from unsettled Liens, from defective Construction appearing after final inspection pursuant to paragraph 13.06, from failure to comply with the Contract Documents or the terms of any special guarantees specified therein, or from DESIGN/BUILDER’s continuing obligations under the Contract Documents; and

2. A waiver of all claims by DESIGN/BUILDER against OWNER other than those previously made in writing and still unsettled.

ARTICLE 14—SUSPENSION OF WORK AND TERMINATION

14.01	Owner May Suspend Work

A. At any time and without cause, OWNER may suspend the Work or any portion thereof for a period of not more than ninety (90) days by notice in writing to DESIGN/BUILDER which will fix the date on which Work will be resumed. DESIGN/BUILDER shall resume the Work on the date so fixed. DESIGN/BUILDER may be allowed an adjustment in the Contract Price or an extension of the Contract Times, or both, directly attributable to any such suspension if DESIGN/BUILDER makes a claim therefor as provided in Article 9.

14.02	OWNER May Terminate for Cause

A. The occurrence of any one or more of the following events justifies termination for cause:

1. DESIGN/BUILDER persistently fails to perform the Work in accordance with the Contract Documents (including, but not limited to, failure to supply sufficient skilled workers or suitable materials or equipment or failure to adhere to the progress schedule established under paragraph 2.03.A as revised from time to time.)

2. DESIGN/BUILDER intentionally or willfully disregards Laws or Regulations of any public body having jurisdiction.

3. DESIGN/BUILDER otherwise breaches or violates in any material way any provisions of the Contract Documents.

B. OWNER may, after giving DESIGN/BUILDER written notice of the occurrence of an event in paragraph 14.02.A and twenty (20) straight days therefrom to remedy such event (or, if such event is not capable of being remedied within such twenty (20) straight days, such number of days as is reasonably needed to remedy such event), and to the extent permitted by Laws and Regulations, terminate the services of DESIGN/BUILDER, exclude DESIGN/BUILDER from the Site and take possession of the Work incorporate in the Work all materials and equipment stored at the Site or elsewhere for which OWNER has paid DESIGN/BUILDER and finish the Work as OWNER may deem expedient. In such case DESIGN/BUILDER shall not be entitled to receive any further payment other than reimbursement for DESIGN/BUILDER’s payments to Subcontractors and Suppliers for labor, services, equipment and materials prior to the date of termination, but only to the extent not previously paid by OWNER. If the unpaid balance of the Contract Price exceeds all reasonable costs incurred by OWNER resulting from completing the Work (including but not limited to all reasonable fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) such excess will be paid to DESIGN/BUILDER. If all reasonable costs incurred by OWNER to complete the Work (including but not limited to all reasonable fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) exceed the unpaid balance of the Contract Price, DESIGN/BUILDER shall pay the difference to OWNER subject to the provisions of paragraph 16.06 below. When exercising any rights or remedies under this paragraph OWNER shall be required to obtain a reasonable price for the Work performed.

C. Where DESIGN/BUILDER’s services have been so terminated by OWNER, the termination will not affect any rights or remedies of OWNER against DESIGN/BUILDER then existing or which may thereafter accrue. Any payment to DESIGN/BUILDER by OWNER will not release DESIGN/BUILDER from liability.

D. Nothing in this paragraph shall be interpreted or construed as requiring DESIGN/BUILDER to perform any additional services after such termination including, without limitation, the creation of any drawings, specifications or any other document necessary to complete the Work.

14.03	DESIGN/BUILDER May Stop Work or Terminate

A. If, through no act or fault of DESIGN/BUILDER, the Work is suspended for a period of more than ninety (90) days by OWNER or under an order of court or other public authority, or OWNER fails to pay DESIGN/BUILDER any amount due under the Contract Documents, then DESIGN/BUILDER may, upon fifteen (15) days written notice to OWNER, and provided OWNER does not remedy such suspension or failure within said 15-day period, terminate the Agreement and recover from OWNER payment of all amounts due and owing from OWNER to DESIGN/BUILDER under the Contract Documents for Work performed through the date of such termination (including any profit thereon) and all cost and expenses incurred by DESIGN/BUILDER due to such termination (including, without limitation, any costs incurred to cancel contracts with Subcontractors and the reasonable demobilization costs of DESIGN/BUILDER). In lieu of terminating the Agreement and without prejudice to any other right or remedy, DESIGN/BUILDER may upon seven (7) days written notice to OWNER stop the Work until payment is made of all amounts due DESIGN/BUILDER, including interest thereon if such interest is in fact due according to the Contract Documents. The provisions of this paragraph 14.03.A are not intended to preclude DESIGN/BUILDER from making claim under Article 9 for an increase in Contract Price or Contract Times or otherwise for expenses or damage attributable to such suspension or failure.

ARTICLE 15—DISPUTE RESOLUTION

15.01	Dispute Resolution Agreement

A. OWNER and DESIGN/BUILDER agree that they will first submit any and all unsettled claims, counterclaims, disputes and other matters in question between them arising out of or relating to the Contract Documents or the breach thereof (“disputes”), to mediation by a mutually agreeable, impartial mediator, or if the parties cannot so agree, a mediator designated by the American Arbitration Association (“AAA”) pursuant to its Construction Industry Mediation Rules, prior to either of them initiating against the other a demand for arbitration pursuant to paragraph 15.01.B through 15.01.E, unless delay in initiating arbitration would irrevocably prejudice one of the parties. Any time limits within which to file a demand for arbitration shall be suspended with respect to a dispute submitted to mediation within those same applicable time limits and shall remain suspended until 10 days after the termination of the mediation. The mediator of any dispute submitted to mediation under this Agreement shall not serve as arbitrator of such dispute unless otherwise agreed.

B. All claims, disputes and other matters in question between OWNER and DESIGN/BUILDER arising out of or relating to the Contract Documents or the breach thereof (except for claims which have been waived by the making or acceptance of final payment as provided by paragraph 13.09) will be decided by binding arbitration in accordance with the Construction Industry Arbitration Rules of the AAA then in effect, subject to the limitations of this paragraph 15.01. The arbitrator shall have the discretion to award reasonable attorneys’ fees and costs to the prevailing party. This agreement so to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith as provided in this paragraph 15.01 will be specifically enforceable under the prevailing law of any court having jurisdiction.

C. Notice of the demand for arbitration will be filed in writing with the other party to the Agreement and with the designated arbitration entity. The demand for arbitration will be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall any such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

D. Except as provided in paragraph 15.01.E below, no arbitration arising out of or relating to the Contract Documents shall include by consolidation, joinder or in any other manner any other individual or` entity who is not a party to this contract unless:

1. the inclusion of such other individual or entity is necessary if complete relief is to be afforded among those who are already parties to the arbitration, and

2. such other individual or entity is substantially involved in a question of law or fact which is common to those who are already parties to the arbitration and which will arise in such proceedings, and

3. the written consent of the other individual or entity sought to be included and of OWNER and DESIGN/BUILDER has been obtained for such inclusion, which consent shall make specific reference to this paragraph; but no such consent shall constitute consent to arbitration of any dispute not specifically described in such consent or to arbitration with any party not specifically identified in such consent.

E. Notwithstanding paragraph 15.01.D, if a claim, dispute or other matter in question between OWNER and DESIGN/BUILDER involves the Work of a Subcontractor, Supplier or Engineer either OWNER or DESIGN/BUILDER may join such entity as a party to the arbitration between OWNER and DESIGN/BUILDER hereunder. DESIGN/BUILDER shall include in all subcontracts required by paragraph 6.05.D a specific provision whereby the Subcontractor consents to being joined in any arbitration between OWNER and DESIGN/BUILDER involving the Work of such Subcontractor. Nothing in this paragraph 15.01.E or in the provision of such subcontract consenting to joinder shall create any claim, right or cause of action in favor of Subcontractor, Supplier or Engineer against OWNER.

F. Notwithstanding the foregoing, the provisions of this Article 15 shall not apply to any claim by DESIGN/BUILDER of any breach or threatened breach of any provision of the License Agreement attached as Exhibit K.

ARTICLE 16—MISCELLANEOUS

16.01	INTENTIONALLY OMITTED

16.02	Computation of Times

A. When any period of time is referred to in the Contract Documents by days, it will be computed to exclude the first and include the last day of such period. If the last day of any such period falls on a Saturday or Sunday or on a day made a legal holiday by the law of the applicable jurisdiction, such day will be omitted from the computation.

B. A calendar day of twenty-four hours measured from midnight to the next midnight will constitute a day.

16.03	Notice of Claim

A. Should OWNER or DESIGN/BUILDER suffer injury or damage to person or property because of any error, omission or act of the other party or of any of the other party’s employees or agents or others for whose acts the other party is legally liable, claim will be made in writing to the other party within a reasonable time of the first observance of such injury or damage. The provisions of this paragraph 16.03.A shall not be construed as a substitute for or a waiver of the provisions of any applicable statute of limitations or repose.

16.04	Cumulative Remedies

A. Except as provided in paragraph 16.06, the duties and obligations imposed by these General Conditions and the rights and remedies available hereunder to the parties hereto, and, in particular but without limitation, any general or specific warranties, guarantees and indemnities imposed upon a party and all of the rights and remedies available to the other party thereunder, are in addition to, and are not to be construed in any way as a limitation of, any rights and remedies available to any or all of them which are otherwise imposed or available by Laws or Regulations, by special warranty or guarantee or by other provisions of the Contract Documents, and the provisions of this paragraph will be as effective as if repeated specifically in the Contract Documents in connection with each particular duty, obligation, right and remedy to which they apply.

16.05	Survival of Obligations

A. All representations, indemnifications, warranties and guarantees made in, required by or given in accordance with the Contract Documents, as well as all continuing obligations indicated in the Contract Documents, will survive final payment, completion and acceptance of the Work and termination or completion of the Agreement.

16.06	Limitation on OWNER’s Recovery of Damages and Mutual Waiver of Consequential Damages

A. Notwithstanding any other provision of the Contract Documents, OWNER agrees that the aggregate amount OWNER (and anyone claiming by or through OWNER) may recover collectively from DESIGN/BUILDER and its employee’s and agents, for the Project as a whole under the Contract Documents (including the License Agreement attached as Exhibit K), including, without limitation damages from DESIGN/BUILDER for OWNER’s correction of defective Construction under paragraph 12.07.A, acceptance of defective Construction under paragraph 12.08, correction of any defective equipment or part thereof under Exhibit M and/or termination for cause under paragraph 14.02, shall be limited to Three Million Dollars ($3,000,000).